Exhibit 99.2

Immediate	Karen Widmayer: Media Contact (202) 729-1789 karen.widmayer@carramerica.com Stephen Walsh: Analyst Contact (202) 729-1764 stephen.walsh@carramerica.com

CARRAMERICA ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

Washington D.C. – April 28, 2005 – CarrAmerica Realty Corporation (NYSE:CRE) today reported first quarter 2005 diluted earnings per share of $1.54 on net income of $95.0 million, compared to diluted earnings per share of $0.21 on net income of $15.2 million for the first quarter of 2004. First quarter 2005 net income includes gains from the disposition of real estate of $88.1 million ($1.46 per diluted share).

For the first quarter of 2005, diluted funds from operations available to common shareholders (Diluted FFO), including the impairment charges discussed below, were $41.4 million or $0.69 per share compared to $48.4 million or $0.81 per share for the first quarter of 2004. The gains associated with the disposition of real estate had no impact on reported Diluted FFO or Diluted FFO per share.

First quarter 2005 results also were negatively impacted by impairment charges on two properties which we expect to sell during 2005 which totaled $4.0 million and reduced earnings per share and Diluted FFO per share for the quarter by $0.07 per share.

Portfolio Report

CarrAmerica President and COO, Philip L. Hawkins, commented, “CarrAmerica is very pleased with the level of leasing activity experienced across our markets in the first quarter.” Mr. Hawkins continued, “Occupancy increased within our portfolio for the second consecutive quarter, demonstrating continuing economic recovery and renewed vigor in demand for office space.”

Occupancy for consolidated stabilized properties was 88.6% at March 31, 2005, up from 88.2% at December 31, 2004 and up from 87.4% at March 31, 2004. Same store property operating income for the first quarter of 2005 decreased 4.6% on a GAAP basis over the same period in 2004 due primarily to rental rates on new leases being substantially lower than rental rates in expiring leases in many of CarrAmerica’s markets. Adjusting for termination fees, same store

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CarrAmerica Release of April 28, 2005

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property operating income for the first quarter of 2005 decreased by 3.8% as compared to the previous year. The average occupancy rate for same store properties was 88.4% in the first quarter, up from 88.0% at the end of the fourth quarter.

For the first quarter, rental rates decreased 11.7% on average on the leases executed during the quarter. The Company leased 502,000 square feet of office space in the first quarter.

Acquisitions

There were no new building acquisitions completed during the first quarter of 2005. Subsequent to the end of the first quarter, a joint venture in which CarrAmerica is a 20% partner acquired Colonnade I, II & III, a 984,000 square foot Class A property located in Dallas, Texas for $153.5 million. CarrAmerica will also lease and manage the property. CarrAmerica expects to receive a year one unleveraged GAAP return on its investment of 8.1% and a stabilized unleveraged GAAP return on its investment of approximately 9.25%. CarrAmerica’s investment net of property level debt was approximately $11.0 million.

Dispositions

During the first quarter, CarrAmerica entered into a joint venture with RREEF, a subsidiary of Deutsche Bank AG (NYSE: DB), to own CarrAmerica Corporate Center, an approximately 1.0 million square foot office property located in Pleasanton, California. The property was valued at $197.3 million for the purpose of the venture. CarrAmerica received approximately $154.0 million in net proceeds in connection with its sale of an 81% interest in the property. In addition to retaining a 19% ownership interest, CarrAmerica will continue to manage and oversee leasing of the property. The Company recorded a gain of $77.4 million in connection with the sale.

Also in the first quarter, CarrAmerica closed on the sale of Alton Deere Plaza, a six-building, 183,000 square foot office property in Orange County, California for $33.7 million. The Company recorded a first quarter gain of approximately $9.0 million associated with this sale.

Also in the first quarter, a joint venture in which CarrAmerica owns a 30% interest closed on the sale of approximately 82,000 square feet of office space in its Terrell Place project in Washington, D.C. for $32.6 million. CarrAmerica’s share of the proceeds was $6.5 million and our gain on the sale was approximately $1.7 million.

Subsequent to the end of the first quarter, CarrAmerica closed on the sale of Westlake Spectrum, a two building, 107,000 square foot office property in Los Angeles for $21.3 million. The Company recorded a gain of approximately $3.8 million in connection with this sale.

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CarrAmerica Release of April 28, 2005

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The Company has been reviewing selected properties for possible sale and has determined that 11 properties would be marketed for sale over the next three to nine months. Of those properties to be marketed for sale, two had book values in excess of their market values less costs to sell and net operating cash during the holding period. The Company recognized an impairment loss of $4.0 million related to these two properties in the first quarter of 2005.

The gains on the first quarter sales and the impairment of two of the properties to be sold were not included in our previously issued earnings per share or FFO guidance. The property gains had no impact on FFO while the impairment charges will reduce full year Diluted FFO per share by $0.07 per share.

Capital Markets

Subsequent to the end of the quarter, on April 18, 2005, CarrAmerica terminated a $175.0 million interest rate swap agreement for a payment of approximately $2.0 million. This cost will be amortized as an increase of interest expense over the remaining term of the Company’s $175.0 million, 5.25% senior unsecured notes maturing in 2007 resulting in a new effective interest rate to maturity of 5.69%.

CarrAmerica Earnings Estimates

On Friday, April 29, CarrAmerica management will discuss earnings guidance for 2005 which includes the impairment charges previously disclosed. Diluted earnings per share of $1.74 - $1.94 and Diluted FFO per share of $2.66 - $2.86 for 2005 will be discussed. Second quarter 2005 diluted earnings per share and Diluted FFO per share of $0.10 to $0.15 and $0.66 to $0.71, respectively, will also be discussed. The projections for 2005 are based in part on the following assumptions:

2005
Average Office Portfolio Occupancy	88.0% - 90.0%
Real Estate Service Revenue	$18.0 - $21.0 million
General and Administrative Expense	$40.0 - $42.0 million
Termination Fees	$ 1.0 - $ 2.0 million

Estimates for full year 2005 include gains on the sale of Alton Deere Plaza, Westlake Spectrum and the partial interests in the Terrell Place project as well as CarrAmerica Corporate Center and the impairment charges previously disclosed (see Dispositions section earlier in this document) but exclude any other potential gains, losses or asset impairments associated with property dispositions currently contemplated or otherwise. Any gains or losses on the sales of real estate will have an impact on net income, which may be material, but will not have an impact on FFO, since those amounts are not added back in the calculation of FFO. Any impairments of real estate will negatively impact both net income and FFO, which may be material. The 2005 estimates also include the impact of lost property income of approximately $6.5-$7.0 million associated with the vacancy of the International Monetary Fund from our International Square property in Washington, D.C. The Company expects to incur approximately 2-4

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CarrAmerica Release of April 28, 2005

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months of downtime associated with the commencement of a 394,000 square foot lease in approximately 80.0% of the vacated space. Our 2005 estimate also assumes that straight-line rents on in-place leases that expire in 2005 exceed market rental rates by 8.0% - 12.0% and that, on a weighted average basis, dispositions will exceed acquisitions by approximately $150.0 million for the year.

CarrAmerica Announces First Quarter Dividend

The Board of Directors of CarrAmerica today declared a first quarter dividend for its common stock of $0.50 per share. The dividend will be payable to shareholders of record as of the close of business May 20, 2005. CarrAmerica’s common stock will begin trading ex-dividend on May 18, 2005 and the dividend will be paid on May 31, 2005. The company also declared a dividend on its Series E preferred stock. The Series E Cumulative Redeemable preferred stock dividend is $.46875 per share. The Series E preferred stock dividends are payable to shareholders of record as of the close of business on May 20, 2005. The preferred stock will begin trading ex-dividend on May 18, 2005 and the dividends will be paid on May 31, 2005.

CarrAmerica First Quarter Webcast and Conference Call

CarrAmerica will conduct a conference call to discuss 2005 first quarter results on Friday, April 29, 2005 at 11:00 A.M, ET. A live webcast of the call will be available through a link at CarrAmerica’s web site, www.carramerica.com. The phone number for the conference call is 1-800-475-3716 for U.S. participants and 1-719-457-2728 for international participants. The call is open to all interested persons. A taped replay of the conference call can be accessed from 3:00 PM on April 29, 2005 until midnight May 4, 2005, by dialing 1-888-203-1112 for U.S. callers and 1-719-457-0820 for international callers, passcode 8646454.

A copy of supplemental material on the company’s first quarter operations is available on the company’s web site, www.carramerica.com, or by request from:

Stephen Walsh

CarrAmerica Realty Corporation

1850 K Street, NW, Suite 500

Washington, D.C. 20006

(Telephone) 202-729-1764

E-mail: stephen.walsh@carramerica.com

CarrAmerica owns, develops and operates office properties in 12 markets throughout the United States. The company has become one of America’s leading office workplace companies by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 288 operating office properties, totaling over 26 million square feet. CarrAmerica’s markets include Austin, Chicago, Dallas, Denver, Los Angeles, Orange County,

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CarrAmerica Release of April 28, 2005

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Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at www.carramerica.com.

Estimates of Diluted FFO and earnings per share and certain other statements in this release, including management’s expectations about, among other things, operating performance and financial conditions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office space, the extent, strength and duration of any economic recovery, including the effect on demand for office space and the creation of new office development, availability and creditworthiness of tenants, the level of lease rents, and the availability of financing for both tenants and us; adverse changes in real estate markets, including, among other things, the extent of tenant bankruptcies, financial difficulties and defaults, the extent of future demand for office space in our core markets and barriers to entry into markets which we may seek to enter in the future, the extent of the decreases in rental rates, our ability to identify and consummate attractive acquisitions on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and changes in operating costs, including real estate taxes, utilities, insurance and security costs; actions, strategies and performance of affiliates that we may not control or companies in which we have made investments; ability to obtain insurance at a reasonable cost; ability to maintain our status as a REIT for federal and state income tax purposes; ability to raise capital; effect of any terrorist activity or other heightened geopolitical crisis; governmental actions and initiatives; and environmental/safety requirements. For a further discussion of these and other factors that could impact the company’s future results, performance, achievements or transactions, see the documents filed by the company from time to time with the Securities and Exchange Commission, and in particular the section titled, “The Company - Risk Factors” in the company’s Annual Report or Form 10-K.

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CARRAMERICA REALTY CORPORATION

Consolidated Balance Sheets

(In thousands)	March 31, 2005	December 31, 2004
	(Unaudited)
Assets
Rental property:
Land	$740,859	$779,482
Buildings	1,977,970	2,064,678
Tenant improvements	425,128	448,515
Furniture, fixtures and equipment	46,186	45,879

	3,190,143	3,338,554
Less: Accumulated depreciation	(734,092)	(750,530)

Net rental property	2,456,051	2,588,024

Land held for future development or sale	41,811	41,676
Cash and cash equivalents	153,236	4,735
Restricted deposits	2,019	1,364
Accounts and notes receivable, net	53,342	52,438
Investments in unconsolidated entities	154,883	138,127
Accrued straight-line rents	83,505	84,396
Tenant leasing costs, net	50,284	53,908
Intangible assets, net	91,991	98,354
Prepaid expenses and other assets	20,367	18,170

	$3,107,489	$3,081,192

Liabilities and Stockholders’ Equity
Liabilities:
Mortgages and notes payable, net	$1,928,172	$1,941,130
Accounts payable and accrued expenses	89,858	107,409
Rent received in advance and security deposits	34,403	40,304

	2,052,433	2,088,843

Minority interest	61,050	65,378

Stockholders’ equity:
Preferred stock	201,250	201,250
Common stock	552	548
Additional paid-in capital	1,028,827	1,025,388
Cumulative dividends in excess of net income	(236,817)	(300,500)
Accumulated other comprehensive income	194	285

	994,006	926,971

Commitments and contingencies
	$3,107,489	$3,081,192

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Operations

	Three Months Ended March 31,
(In thousands, except per share amounts)	2005	2004
	(Unaudited)
Revenues:
Rental income (1):
Minimum base rent	$104,050	$96,738
Recoveries from tenants	14,739	13,439
Parking and other tenant charges	3,580	4,105

Total rental revenue	122,369	114,282
Real estate service revenue	5,573	5,466

Total operating revenues	127,942	119,748

Operating expenses:
Property expenses:
Operating expenses	31,108	28,801
Real estate taxes	11,234	10,756
General and administrative	10,749	10,272
Depreciation and amortization	34,961	30,844

Total operating expenses	88,052	80,673

Real estate operating income	39,890	39,075

Other (expense) income:
Interest expense	(29,499)	(26,341)
Equity in earnings of unconsolidated entities	1,070	1,998
Interest and other income	1,450	694

Net other expense	(26,979)	(23,649)

Income from continuing operations before income taxes, minority interest, impairment losses on real estates and gain (loss) on sale of properties	12,911	15,426
Income taxes	(172)	(122)
Minority interest	(1,791)	(2,026)
Impairment losses on real estate	(4,000)	—
Gain (loss) on sale of properties	88,094	(10)

Income from continuing operations	95,042	13,268
Discontinued operations - Net operations of sold properties	—	1,962

Net income	95,042	15,230

Less: Dividends on preferred and restricted stock	(4,031)	(3,940)

Net income available to common shareholders	$91,011	$11,290

Basic net income per share:
Continuing operations	$1.67	$0.17
Discontinued operations	—	0.04

Net income	$1.67	$0.21

Diluted net income per share:
Continuing operations	$1.54	$0.17
Discontinued operations	—	0.04

Net income	$1.54	$0.21

NOTE: (1) Rental income includes $2,487 and $2,236 of accrued straight line rents for the three months period ended Mar. 31, 2005 and 2004, respectively.

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Cash Flow

	Three Months Ended March 31,
(In thousands)	2005	2004
	(Unaudited)
Cash flow from operating activities:
Net income	$95,042	$15,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,961	33,446
Minority interest	1,791	2,026
Equity in earnings of unconsolidated entities	(1,070)	(1,998)
(Gain) loss sale of properties	(88,094)	10
Gain on sale of properties - discontinued operations	—	(66)
Gain on sale of residential property	—	(225)
Impairment losses on real estate	4,000	—
Above/(below) market lease amortization	2,009	(270)
Amortization of deferred financing costs	1,003	1,342
(Recovery of) provision for uncollectible accounts	(69)	80
Stock based compensation	1,305	905
Other	622	425
Change in assets and liabilities:
Decrease in accounts receivable	5,214	705
Increase in accrued straight-line rents	(3,015)	(2,236)
Additions to tenant leasing costs	(4,271)	(2,276)
Increase in intangible assets, prepaid expenses and other assets	(2,666)	(1,213)
Decrease in accounts payable and accrued expenses	(24,781)	(8,083)
Decrease in rent received in advance and security deposits	(5,878)	(4,471)

Total adjustments	(78,939)	18,101

Net cash provided by operating activities	16,103	33,331

Cash flows from investing activities:
Rental property additions	(1,859)	(1,592)
Additions to tenant improvements	(6,063)	(10,040)
Additions to land held for development or sale and construction in progress	(134)	(1,776)
Issuance of notes receivable	(6,540)	(2,081)
Payments on notes receivable	419	—
Distributions from unconsolidated entities	1,770	1,383
Investments in unconsolidated entities	(3,119)	(178)
Acquisition of minority interest	(3,831)	(1,079)
Increase in restricted deposits	(655)	(533)
Proceeds from sale of residential property	930	2,060
Proceeds from sales of properties	191,940	10,512

Net cash provided by (used in) investing activities	172,858	(3,324)

Cash flows from financing activities:
Exercises of stock options	2,129	31,589
Repayment of unsecured notes	(100,000)	—
Proceeds from the issuance of unsecured notes, net	—	222,892
Net borrowings (repayments) on unsecured credit facility	93,000	(228,000)
Net repayments of mortgages and notes payable	(1,497)	(21,785)
Dividends and distributions to minority interests	(34,092)	(33,246)

Net cash used in financing activities	(40,460)	(28,550)

Increase in cash and cash equivalents	148,501	1,457
Cash and cash equivalents, beginning of the period	4,735	4,299

Cash and cash equivalents, end of the period	$153,236	$5,756

Supplemental disclosure of cash flow information:
Cash paid for interest (net of capitalized interest of $176 for the three months ended Mar. 31, 2004)	$40,376	$38,763

Income tax payments (refunds), net	$184	$(23)

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CARRAMERICA REALTY CORPORATION

Funds From Operations

Funds from operations (“FFO”) and funds available for distribution (“FAD”) are used as measures of operating performance for real estate companies. We provide FFO and FAD as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Although FFO and FAD are widely used measures of operating performance for equity REITs, they do not represent net income calculated in accordance with GAAP. As such, they should not be considered an alternative to net income as an indication of our operating performance. In addition, FFO or FAD does not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance GAAP), excluding gains (losses) on sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

We believe that FFO and FAD are helpful to investors as a measure of our performance because they exclude various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. FAD deducts various capital items and non-cash revenue from diluted FFO available to common shareholders. Our management believes, however, that FFO and FAD, by excluding such items, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates, can help compare the operating performance of a company’s real estate between periods or as compared to different companies. Our FFO or FAD may not be comparable to FFO or FAD reported by other REITs. These REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than us. They may include or exclude items which we include or exclude from FAD.

	Three Months Ended March 31,
(Unaudited and in thousands)	2005	2004
Net income	$95,042	$15,230
Adjustments:
Minority interest	1,791	2,026
FFO allocable to the minority Unitholders	(3,357)	(3,558)
Depreciation and amortization - REIT properties	33,152	29,154
Depreciation and amortization - Equity properties	3,576	3,481
Depreciation and amortization - Discontinued operations	—	2,602
Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(285)	(273)
Gain on sale of properties	(88,094)	(56)

FFO as defined by NAREIT	41,825	48,606
Less: Preferred dividends and dividends on unvested restricted stock	(3,780)	(3,799)

FFO attributable to common shareholders	38,045	44,807
FFO allocable to the minority Unitholders	3,357	3,558

Diluted FFO available to common shareholders(1)	$41,402	$48,365

Less:	(4,271)	(2,276)
Lease commissions
Tenant improvements	(6,063)	(10,040)
Building capital additions	(1,848)	(1,408)
Above/below market leases	2,009	(270)
Impairment losses	4,000	—
Straight line rent	(2,487)	(2,236)

Funds available for distribution to common shareholders(2)	$32,742	$32,135

1	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.
2	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

	Three Months Ended March 31,
(Unaudited and in thousands, except per share amounts)	2005	2004
Diluted net income per common share	$1.54	$0.21

Add:
Depreciation and amortization	0.58	0.59
Gain on sale of properties	(1.46)	—
Minority interest adjustment	0.03	0.03
Adjustment for share difference	—	(0.02)

Diluted funds from operations available to common shareholders	$0.69	$0.81

Weighted average common shares outstanding:
Diluted net income	60,239	53,794
Diluted funds from operations	60,239	59,355

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

(Unaudited and in thousands, except per share amounts)	Projected Three Months Ended June 30, 2005	Projected Twelve Months Ended December 31, 2005
Projected diluted net income per common share	$0.10 - 0.15	$1.74 - 1.94

Add: Projected depreciation and amortization	0.59	2.43
Projected minority interest	0.04	0.01
Less: Gain on sale of properties	(0.06)	(1.52)
Projected adjustment for share difference	(0.01)	—

Projected diluted funds from operations per common share	$0.66 - 0.71	$2.66 - 2.86

Projected weighted average common shares outstanding:
Projected diluted net income	55,300	60,600
Projected diluted funds from operations	60,500	60,600

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